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                                                                 Exhibit 11A

                         PACIFICARE HEALTH SYSTEMS, INC.

           COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK - PRIMARY (dollars and shares in thousands, except per share amounts)


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                                                                           YEARS ENDED SEPTEMBER 30
                                                                 --------------------------------------------
                                                                      1996           1995           1994
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
Shares outstanding at the beginning of the year                      30,882         27,528         27,256

Weighted average number of shares issued during
the period in connection with a public offering,
compensation awarded in stock and exercise of stock options             209          1,750            155

Shares repurchased (weighted)                                             -              -            (33)

Dilutive shares issuable, net of shares assumed to have
been  purchased (at the average market price) for treasury
with assumed proceeds from contingent exercise of stock
options and registered equity purchase contracts                        580            586            626
                                                                 ----------------------------------------

Total primary shares                                                 31,671         29,864         28,004
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Income before cumulative effect of a change in
   accounting principle                                           $  71,953     $  108,095      $  84,593
Cumulative effect on prior years of a change in
   accounting principle                                                   -              -          5,658
                                                                 ----------------------------------------

Net income                                                        $  71,953     $  108,095      $  90,251
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Primary earnings per share:
   Before cumulative effect of a change in
      accounting principle                                        $    2.27     $     3.62      $    3.02
   Cumulative effect on prior years of a change in
      accounting principle                                                -              -           0.20
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Earnings per share - primary                                        $  2.27        $  3.62        $  3.22
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